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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   -----------

                                 SCHEDULE 13G/A
                                 (RULE 13D-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934(1)

                                (AMENDMENT NO. 2)

                         Radiance Medical Systems, Inc.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                    750241101
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                                 (CUSIP Number)

                                 October 6, 2000
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             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                         [ ] Rule 13d-1(b)

                         [X] Rule 13d-1(c)

                         [ ] Rule 13d-1(d)



(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                Page 1 of 6 Pages


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CUSIP NO. 750241101                  13G/A                     PAGE 2 OF 5 PAGES

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  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       ENDOSONICS CORPORATION    #68-0028500
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  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

       NOT APPLICABLE                                                 (a)    [ ]
                                                                      (b)    [ ]
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  3    SEC USE ONLY

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  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       DELAWARE
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                        5    SOLE VOTING POWER
   NUMBER OF SHARES
     BENEFICIALLY            25,434
       OWNED BY       ----------------------------------------------------------
         EACH           6    SHARED VOTING POWER
      REPORTING
        PERSON               0
         WITH         ----------------------------------------------------------
                        7    SOLE DISPOSITIVE POWER

                             25,434
                      ----------------------------------------------------------
                        8    SHARED DISPOSITIVE POWER

                             0
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  9    AGGREGATE AMOUNT BENEFICIALLY OWNED

       25,434
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  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             [ ]
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  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       0.2%
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  12   TYPE OF REPORTING PERSON

       CO
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CUSIP NO. 750241101                  13G/A                     PAGE 3 OF 5 PAGES


ITEM 1(a).    NAME OF ISSUER:

              Radiance Medical Systems, Inc.

ITEM 1(b).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              13700 Alton Parkway, Suite 160, Irvine, California 92618

ITEM 2(a).    NAME OF PERSON FILING:

              EndoSonics Corporation

ITEM 2(b).    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

              2870 Kilgore Road, Rancho Cordova, CA 95670

ITEM 2(c).    CITIZENSHIP:

              Delaware

ITEM 2(d).    TITLE OF CLASS OF SECURITIES:

              Common Stock

ITEM 2(e).    CUSIP NUMBER:

              The CUSIP number of the Common Stock is 750241101

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

              Not applicable.


ITEM 4.       OWNERSHIP.

              (a) Amount Beneficially Owned:                          25,434

              (b) Percent of Class:                                      0.2%

              (c) Number of shares to which such person has:

                  (i)    sole power to vote or to
                         direct the vote:                             25,434

                  (ii)   shared power to vote or to
                         direct the vote:                                  0

                  (iii)  sole power to dispose or to
                         direct the disposition of:                   25,434

                  (iv)   shared power to dispose or to
                         direct the disposition of:                        0

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CUSIP NO. 750241101                  13G/A                     PAGE 4 OF 5 PAGES


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. |X|


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

              Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

              Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

              Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

              Not applicable.

ITEM 10.  CERTIFICATION.

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP NO. 750241101                  13G/A                     PAGE 5 OF 5 PAGES


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          ENDOSONICS CORPORATION


Date:  November 7, 2000                   /s/ Kathleen E. Redd
                                          --------------------------------------
                                          Kathleen E. Redd
                                          Vice President and
                                          Corporate Controller


         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.


                  ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)